EXHIBIT 99.1

RISK FACTORS

Risks Related to Our Business.

We face a high level of competition in our markets.

We operate in highly competitive markets. In the New York greater metropolitan area, we compete against national, regional and local drugstore chains, discount drugstores, supermarkets, combination food and drugstores, discount general merchandise stores, mass merchandisers, independent drugstores and local merchants. Major chain competitors in the New York greater metropolitan area include CVS, Rite Aid and Walgreens. In addition, other chain stores may enter the New York greater metropolitan area and become significant competitors in the future. Many of our competitors have greater financial and other resources than we do. Currently, we have the largest market share in New York City compared to our competitors in the drugstore business. If any of our current competitors, or new competitors, were to devote significant resources to enhancing or establishing an increased presence in the New York greater metropolitan area, they could make it difficult for us to maintain or grow our market share or maintain our margins, and our advertising and promotional costs could increase. This competition could materially adversely affect our results of operations and financial condition in the future. In addition to competition from the drugstore chains named above, our pharmacy business also competes with hospitals, health maintenance organizations and Canadian imports.

Another adverse trend for drugstore retailing has been the growth in mail-order and internet-based prescription processors. These prescription distribution methods have grown in market share relative to drugstores as a result of the rapid rise in drug costs experienced in recent years. Mail-order prescription distribution methods have been perceived by employers and insurers as being less costly than traditional distribution methods and are being mandated by an increasing number of third party pharmacy benefit managers, many of which also own and manage mail-order distribution operations, as well as a growing number of employers and unions. In addition to these forms of mail-order distribution, there have also been an increasing number of internet-based prescription distributors that specialize in offering certain high demand lifestyle drugs at deeply discounted prices. A number of these internet-based distributors operate illicitly and outside the reach of regulations that govern legitimate drug retailers. Competition from Canadian imports has also created volume and pricing pressure. Imports from foreign countries may increase further if recently introduced legislation seeking to legalize the importation of drugs from Canada and other countries is eventually enacted. These alternate distribution channels have acted to restrain our rate of sales growth in the last several years.

We operate in a concentrated region and, as a result, our business is significantly influenced by the economic conditions and other characteristics of the New York greater metropolitan area.

Substantially all of our stores are located in the greater New York metropolitan area. In addition, in a number of respects, the current economic downturn can affect retailers disproportionately, as consumers may prioritize reductions in discretionary spending on consumer goods in response to the deterioration of the economy. As a result, we are sensitive to, and our success will be substantially affected by, economic conditions and other factors affecting this region, such as the regulatory environment, unemployment levels, cost of energy, real estate, insurance, taxes and rent, weather, demographics, the availability of labor, financial markets and geopolitical factors such as terrorism. We cannot predict economic conditions in this region. During the 1990s, the New York City economy grew substantially, and our business benefited from this high rate of economic growth. As a result of the economic recession and the terrorist attack on the World Trade Center in September 2001, however, the New York City economy was materially and adversely affected. In the latter half of 2008 and the beginning of 2009, economic conditions worsened considerably and the level of national economic activity as measured by a number of recent key economic indicators has shown that the economy entered into a recession in 2008. The New York City economy may be particularly susceptible to a downturn because of difficulties in the financial services industry. Furthermore, to the extent that personal disposable income declines as a result of rising unemployment, higher taxes, reduced bonus income, falling housing prices, higher consumer debt levels, increased energy costs or other macroeconomic factors, we could experience lower profit margins, lower sales (particularly in front-end merchandise) and increased levels of shrink. Because most of our stores are located in the highly urbanized areas throughout New York City and the surrounding metropolitan area, our stores experience a higher rate of shrink than our national competitors.

Our sales and profitability have in the past been affected by events and other factors that affect New York City. Examples include smoking-ban legislation, the August 2003 Northeast power blackout, significant non-recurring increases in real estate taxes and insurance costs and the 2004 Republican National Convention. In 2005, our results were negatively affected by increased labor costs associated with the ongoing shortage of pharmacists in the New York City metropolitan area and increases in New York state and to a lesser extent New Jersey state minimum wage rates. We have continued to experience cost pressures from increased pharmacist salary and benefit costs as well as further increases in minimum wage rates. Any increases in federal taxes or in city or state taxes in New York City or the Tri-State Area resulting from state or local government budget deficits may further reduce consumers’ disposable income, which could have a further negative impact on our business. Any other unforeseen events or circumstances that affect the New York City metropolitan area could also materially adversely affect our revenues and profitability.

In addition, perceived instability in our business and in the financial health of New York City and the surrounding areas may negatively affect our relations with our suppliers and trade creditors. As a result, our suppliers or trade creditors may present us with terms that are materially more disadvantageous to us than those we currently enjoy, which may have a negative impact on our ability to operate our business and manage our liquidity.

Continued volatility and disruption to the global capital and credit markets may adversely affect our results of operations and financial condition, as well as our ability to access credit and the financial soundness of our customers, third party providers and vendors.

Recently, the global capital and credit markets have been experiencing a period of unprecedented turmoil and upheaval, characterized by the bankruptcy, failure, collapse or sale of various financial institutions and an unprecedented level of intervention from the United States federal government. These conditions could adversely affect the demand for our products and services and, therefore, reduce purchases by our customers, which would negatively affect our revenue growth and cause a decrease in our profitability. In addition, reduced consumer spending may drive us and our competitors to offer additional products at promotional prices, which would have a negative impact on gross profit. A continued softening in consumer sales may adversely affect our industry, business and results of operations.

In addition, interest rate fluctuations, financial market volatility or credit market disruptions may limit our access to capital and may also negatively affect our customers’ and our vendors’ ability to obtain credit to finance their businesses on acceptable terms. As a result, our customers’ needs and ability to purchase our products may decrease, and our vendors may increase their prices, reduce their output or change their terms of sale. If our third party providers’ or vendors’ operating and financial performance deteriorates, or if they are unable to make scheduled payments or obtain credit, our third party providers may not be able to pay, or may delay payment of, accounts receivable owed to us, and our vendors may restrict credit or impose different payment terms. Any inability of customers to pay us for our products, or any demands by vendors for different payment terms, may adversely affect our operations and cash flow.

Declining economic conditions may also increase our costs. If the economic conditions do not improve or continue to deteriorate, our results of operations or financial condition could be adversely affected.

We require a significant amount of cash flow from operations and third party financing to pay our indebtedness, to execute our business plan and to fund our other liquidity needs.

We may not be able to generate sufficient cash flow from operations, our suppliers may not continue to extend us normal trade payments terms, and future borrowings may not be available to us under our asset-based revolving loan facility or otherwise in an amount we will need to pay our indebtedness, to execute our business plan or to fund our other liquidity needs. As of March 28, 2009, we had $57.7 million available under our asset-based revolving loan facility. We spent $47.0 million in 2008 on capital expenditures, lease acquisitions, pharmacy customer file acquisitions and other capital items and expect to invest between $40.0 million and $45.0 million in 2009. We also require working capital to support inventory for our existing stores. In addition, we may need to refinance some or all of our indebtedness or our preferred stock at or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all. Failure to generate or raise sufficient funds may require us to modify, delay or abandon some of our future business initiatives or expenditure plans.

Our operations are subject to trends in the healthcare industry.

Pharmacy sales, which typically generate lower margins than front-end sales, represent a significant percentage of our total sales. Pharmacy sales, including resales of certain retail inventory, accounted for approximately 46.1% of total sales in the fiscal year ended December 27, 2008, approximately 46.0% of total sales in the fiscal year ended December 29, 2007, approximately 46.5% of total sales in the fiscal year ended December 30, 2006, approximately 46.7% of total sales for the thirteen weeks ended March 28, 2009 and approximately 45.5% of total sales for the thirteen weeks ended March 29, 2008. Pharmacy sales not only have lower margins than non-pharmacy sales but are also subject to increasing margin pressure, as managed care organizations, insurance companies, government funded programs, employers and other third party payers, which collectively we call “third party plans,” have become prevalent in the New York greater metropolitan area and as these plans continue to seek cost containment. Also, any substantial delays in reimbursement or significant reduction in coverage or payment rates from third party plans may have a material adverse effect on our business. In addition, an increasing number of employers are now requiring participants in their plans to obtain some of their prescription drugs, especially those for non-acute conditions, through mail-order providers. Medicare Part D benefits for senior citizens that became available in January 2006 resulted in lower reimbursement rates and resultant gross margins than the non-third party plan margins and state Medicaid reimbursement rates they replaced. These factors and other factors related to pharmacy sales described below may have a negative impact on our pharmacy sales in the future. See “— We face a high level of competition in our markets” for further discussion on drugstore retail trends. Sales to third party prescription plans, which include government-paid plans, represented 93.4% of our prescription drug sales for the fiscal year ended December 27, 2008, 93.0% of our prescription drug sales for the fiscal year ended December 29, 2007, 92.8% of our prescription drug sales for the fiscal year ended December 30, 2006, 94.0% of our prescription drug sales for the thirteen weeks ended March 28, 2009 and 93.2% of our prescription drug sales for the thirteen weeks ended March 29, 2008.

The continued conversion of various prescription drugs to over-the-counter medications may materially reduce our pharmacy sales and customers may seek to purchase such medications at non-pharmacy stores. Also, if the rate at which new prescription drugs become available slows or if new prescription drugs that are introduced into the market fail to achieve popularity, our pharmacy sales may be adversely affected. The withdrawal of certain drugs from the market or concerns about the safety or effectiveness of certain drugs or negative publicity surrounding certain categories of drugs may also have a negative effect on our pharmacy sales or may cause shifts in our pharmacy or front-end product mix. For example, the rate of growth in our pharmacy sales declined in 2005 due to a number of factors, including a decline in demand for hormonal replacement medications, increasing third party plan co-payments, negative publicity surrounding certain arthritis medications, conversion of certain prescription drugs to over-the-counter status and increased mail-order and internet-based penetration.

Healthcare reform and enforcement initiatives sponsored by federal and state governments may also affect our revenues from prescription drug sales. These initiatives include:

•	proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs;

•	changes in programs providing for reimbursement for the cost of prescription drugs by third party plans;

•	the Medicare Modernization Act;

•	increased scrutiny of, and litigation relating to, prescription drug manufacturers’ pricing and marketing practices; and

•	regulatory changes relating to the approval process for prescription drugs.

These initiatives could lead to the enactment of, or changes to, federal regulations and state regulations in New York and New Jersey that could adversely impact our prescription drug sales and, accordingly, our results of operations. It is uncertain at this time what additional healthcare reform initiatives, if any, will be implemented, or whether there will be other changes in the administration of governmental healthcare programs or interpretations of governmental policies or other changes affecting the healthcare system. Future healthcare or budget legislation or other changes, including those referenced above, may materially adversely impact our pharmacy business.

Changes in reimbursement levels for certain prescription drugs continue to reduce our margins on pharmacy sales and could have a material adverse effect on our overall performance.

During the fiscal years ended December 27, 2008, December 29, 2007 and December 30, 2006 and the thirteen weeks ended March 28, 2009 and March 29, 2008, we were wholly or partially reimbursed by third party plans for approximately 93.4%, 93.0%, 92.8%, 94.0% and 93.2%, respectively, of the prescription drugs that we sold. The percentage of prescription sales reimbursed by third party plans has been increasing, and we expect that percentage to continue to increase. Prescription sales reimbursed by third party plans, including Medicare and Medicaid plans, have lower gross margins than other pharmacy sales. Third party plans may not increase reimbursement rates sufficiently to offset expected increases in prescription acquisition costs, thereby reducing our margins and adversely affecting our profitability. In addition, continued increases in co-payments by third party plans may result in decreases in drug usage.

In particular, Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective reimbursement rate adjustments, administrative rulings, executive orders and freezes and funding restrictions, all of which may significantly impact our pharmacy operations. For the 2008 fiscal year, approximately 27% of our total prescription sales were paid for by Medicaid or Medicare. Over the last several years, a number of states experiencing budget deficits have moved to reduce Medicaid prescription reimbursement rates. Over the past several years, New York State reduced Medicaid and EPIC prescription reimbursement rates, adversely impacting our pharmacy gross margins. Under the New York State Medicaid Program, reimbursement for a multiple source prescription drug for which a federal upper limit has been set by the Centers for Medicare & Medicaid Services (“CMS”) will be in an amount equal to the specific federal upper limit for the multiple source prescription drug. For a multiple source prescription drug or a brand name prescription drug for which no specific federal upper limit has been set, the lower of the estimated cost of each drug to pharmacies or the dispensing pharmacy’s usual and customary price charged to the public will be applied.

In July 2007, CMS issued a final rule that may negatively affect our level of reimbursements for certain generic drugs by setting an upper limit on the amount of reimbursement for such drugs based on the “Average Manufacturer Price.” As a result of a lawsuit brought by the National Association of Chain Drug Stores and the National Community Pharmacists Association to challenge the implementation of the new rule, a federal court temporarily enjoined the implementation of the new rule pending the outcome of the lawsuit and the lawsuit remains pending. In July 2008, Congress enacted H.R. 6331, the Medicare Improvements for Patients and Providers Act of 2008 (“MIPPA”). The former President Bush subsequently vetoed MIPPA and, on July 15, 2008, Congress overrode the veto. MIPPA delayed the implementation of the use of Average Manufacturer Price with respect to payments made by State Medicaid Plans for multiple source generic drugs until September 30, 2009. MIPPA also prohibited the Secretary of Health and Human Services from making public any Average Manufacturer Price information that was previously disclosed to the Secretary of Health and Human Services. The outcomes of the lawsuit and the impact of MIPPA are uncertain at this time, so we currently are unable to determine what effect the new rule will ultimately have on our business.

The Medicare Modernization Act created a Medicare Part D benefit that expanded Medicare coverage of prescription drugs for senior citizens as well as for certain “dual eligible” individuals that were previously covered under state administered Medicaid plans. This Medicare coverage has resulted in decreased pharmacy margins resulting from lower reimbursement rates than our current margins on state Medicaid prescriptions. The Medicare Part D program has grown rapidly since taking effect in 2006. The program’s growth may continue as more seniors have become eligible and enroll for the coverage.

In recent years, Congress has passed a number of federal laws that have created major changes in the healthcare system. In December 2000, the Medicare, Medicaid and SCHIP Benefits Improvement and Protection Act of 2000, or BIPA, was signed into law. Generally, BIPA addressed attempts to modify the calculation of average wholesale prices of drugs, or AWPs, upon which Medicare and Medicaid pharmacy reimbursement has been based. The federal government has been actively investigating whether pharmaceutical manufacturers have been improperly manipulating average wholesale prices, and several pharmaceutical manufacturers have paid significant civil and criminal penalties to resolve litigation relating to allegedly improper practices affecting AWP. In October 2006, in connection with a class action filed in the United States District for the District of Massachusetts, First Data Bank, which is one of two primary sources of AWP price reporting, announced that it had entered into a settlement agreement related to its reporting of average wholesale prices, subject to final court approval. Under the terms of the proposed settlement agreement, First Data Bank agreed to reduce the reported AWP of certain drugs by four percent and to discontinue the publishing of AWP at a future time. In May 2007, in connection with a separate class action filed in the same court, Medi-Span, the other primary source of average wholesale price reporting, entered into a similar settlement agreement, also subject to final court approval.

In January 2008, the court denied approval of the First Data Bank and Medi-Span settlements as proposed. Subsequently, new settlement agreements were submitted to the court. On March 17, 2009, the court issued an order approving the revised settlements. Pursuant to the settlements, as approved, First Data Bank and Medi-Span have agreed to reduce the reported AWP for certain drugs by four percent. Separately, and not pursuant to the settlement agreements, First Data Bank and Medi-Span have indicated that they will also reduce the reported AWP for a large number of additional drugs not covered by the settlement agreements and that they intend to discontinue the reporting of AWP in the future. Under the terms of the court’s decision, the settlement agreements can become effective no earlier than 180 days from the entry of final judgment, which was March 30, 2009. Some parties have appealed the court’s ruling. While the court did not grant a stay of the implementation of the settlement, the court granted an expedited hearing on the appeal, which has been set for July 28, 2009. The court’s ruling, if not revised on appeal, could potentially have a significant adverse impact on us and the drugstore industry as a whole.

A number of contracts with third-party plans contain provisions that allow us to adjust our pricing to maintain the relative economics of the contract in light of a change in AWP methodology. Most of our contracts with both private and governmental plans also include provisions that allow us to terminate the contracts unilaterally, either because parties cannot renegotiate our pricing to account for the change in AWP methodology or for any reason upon 30 to 90 days’ notice. While we expect to negotiate with the various governmental and non-governmental third-party plans for adjustments relating to the expected changes to AWP, we cannot be certain that these negotiations will be successful. Due to these factors and the uncertainty over the appeals of the court ruling, which could delay the effective date of the implementation of the settlement agreements, we cannot predict with certainty or accurately quantify the ultimate effect of the AWP reduction, which could have a significant adverse impact on our revenues, profitability, future operations or business relationships, and the drugstore industry as a whole.

If we fail to comply with all of the government regulations that apply to our business, we could incur substantial reimbursement obligations, damages, penalties, injunctive relief and/or exclusion from participation in federal or state healthcare programs.

Our pharmacy operations are subject to a variety of complex federal, state and local government laws and regulations, including federal and state civil fraud, anti-kickback, false claims and other laws. We endeavor to structure all of our relationships to comply with these laws. However, if any of our operations are found to violate these or other government regulations, we could suffer severe penalties, including suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; loss of licenses; and significant fines or monetary penalties for anti-kickback law violations, submission of false claims or other failures to meet reimbursement program requirements. There is an initiative announced by the Office of the New York State Medicaid Inspector General to recover and recoup significant amounts of Medicaid payments that were allegedly improperly paid to New York State retail pharmacies. As is the case with most of our competitors, we are undergoing an audit pursuant to this initiative.

In addition to the regulations relating to the conduct of our pharmacy business, our pharmacists are subject to licensing requirements and are required to comply with various federal and state laws regarding compliance with dispensing procedures, anti-fraud statutes, false claims and other rules and regulations. Although we have a compliance program in place, in the event that a pharmacist is determined to not have a valid license for purposes of processing certain state and federal claims or is listed on a federal or state excluded provider list, we could be subject to significant fines and penalties. On a regular basis, including currently, we are subject to various internal and external reviews regarding pharmacist licensing, excluded provider lists and other such matters. The outcome of such reviews could result in significant refunds, fines and penalties.

Federal and state laws that require our pharmacists to offer free counseling to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Violations of federal, state, and common law privacy protections could give rise to significant damages, penalties, and/or injunctive relief. Additionally, we are subject to federal and state regulations relating to our pharmacy operations, including purchasing, storing and dispensing of controlled substances. Laws governing our employee relations, including minimum wage requirements, overtime and working conditions also impact our business. Increases in the federal minimum wage rate, employee benefit costs or other costs associated with employees could significantly increase our cost of operations, which could materially adversely affect our level of profitability.

The various governmental agencies with which we do business may seek to reduce health care expenditures or change the terms of their payments to us. Any such reductions could negatively impact our business.

Both state and federal government sponsored payers may seek to reduce their health care expenditures by renegotiating the terms of their payments with us.

Over the past several years, New York State reduced Medicaid and EPIC prescription reimbursement rates, and increased the number of generic drugs subject to maximum allowable cost reimbursement limitations. These actions have adversely impacted our pharmacy gross margins. The current economic downturn may result in additional similar reductions in prescription reimbursement rates or a further increase in the number of generic drugs subject to limitations on maximum allowable cost reimbursement. Any such reductions or changes could have a further adverse effect on our business and our revenues, profitability and results of operations.

We could be materially and adversely affected if either of our distribution centers is shut down.

We operate two centralized distribution centers, one in Queens, New York and the other in North Bergen, New Jersey. We ship most of our non-pharmacy products to our stores through our distribution centers. If either of our distribution centers is destroyed, or shut down for any other reason, including because of weather or labor issues, we could incur significantly higher costs and longer lead times associated with distributing our products to our stores during the time it takes for us to reopen or replace the centers. We maintain business interruption insurance to protect us from the costs relating to matters such as a shutdown, but our insurance may not be sufficient, or the insurance proceeds may not be timely paid to us, in the event of a shutdown.

We rely on a primary supplier of pharmaceutical products to sell products to us on satisfactory terms. A disruption in our relationship with this supplier could have a material adverse effect on our business.

We are party to multi-year, merchandise supply agreements in the normal course of business. The largest of these is with AmerisourceBergen, our primary pharmaceutical supplier, which supplied most of our pharmaceutical products in fiscal 2008 and 2007. Management believes that if any of these agreements were terminated or if any contracting party were to experience events precluding fulfillment of its obligations, we would be able to find a suitable alternative supplier. However, we may not be able to do so without significant disruption to our business. Finding suitable alternative suppliers could take a significant amount of time and result in a loss of customers.

We may be unable to attract, hire and retain qualified pharmacists, which could harm our business.

As our business expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified pharmacists. The competition for qualified pharmacists and other pharmacy professionals may make it difficult for us to attract, hire and retain qualified pharmacists. Although we generally have been able to meet our pharmacist staffing requirements in the past, our inability to do so in the future at costs that are favorable to us, or at all, could negatively impact our revenue, and our customers could experience lower levels of customer care.

Most of our employees are covered by collective bargaining agreements. A failure to negotiate new agreements when the existing agreements terminate could disrupt our business.

As of March 28, 2009, we had approximately 7,000 employees. Unions represent approximately 5,200 of our employees. Non-union employees include employees at corporate headquarters, store and warehouse management and all of our store pharmacists. The distribution facility employees are represented by the International Brotherhood of Teamsters, Chauffeurs and Warehousemen and Helpers of America, Local 210 under a collective bargaining agreement that expires on August 31, 2011. Local 210 represents approximately 400 employees in our Maspeth, New York and North Bergen, New Jersey warehouse facilities. At March 28, 2009, employees in 140 stores were represented by the RWDSU/Local 338 and employees in 112 stores were represented by Local 340A New York Joint Board, UNITE AFL-CIO. The collective bargaining agreements with RWDSU/Local 338 and Local 340A will expire on December 31, 2012.

Although we believe that our relations with our employees are satisfactory, no assurance can be given that we will be able to successfully extend or renegotiate our collective bargaining agreements as they expire from time to time, and we may be unable to reach new collective bargaining agreements on terms favorable to us. Our business operations may be interrupted as a result of labor disputes, strikes, work stoppages or difficulties and delays in the process of renegotiating our collective bargaining agreements.

Costs related to multiemployer pension plans could increase, which could negatively affect our results of operations.

We contribute to three union-sponsored multiemployer defined benefit pension plans pursuant to obligations arising under our collective bargaining agreements, which are regulated by ERISA. These multiemployer pension plans are not administered by or controlled by us and have actuarial liabilities for accumulated benefits that are in excess of plan assets. Our required contributions to these plans could increase or decrease, depending upon the outcome of collective bargaining, actions taken by trustees who manage the plans, governmental regulations, market conditions, the actual return on assets held in the plans and the continued viability and contributions of other employers which contribute to the plans. Under certain circumstances, we could be required to contribute more than the negotiated contributions in order to help one or more of the plans satisfy ERISA’s minimum funding requirements, and we would face penalty taxes if we failed to do so. Because of financial market conditions and the condition of the economy, we may be required to make such extra contributions in the future.

In addition, under ERISA, an employer that withdraws or partially withdraws from a multiemployer pension plan may incur a “withdrawal liability” to the plan, which represents the portion of the plan’s underfunding that is allocable to the withdrawing employer. A withdrawal liability may be incurred under a variety of circumstances, including selling, closing or substantially reducing employment at a facility (such as a warehouse or the stores) or if the plan is terminated. If incurred, a withdrawal liability is generally payable in installments over a period of years, the amount and duration of the installments being determined under relevant statutory rules. Potential exposure to withdrawal liabilities may influence business decisions and could cause us to forgo business opportunities. Increased contributions to plans and/or the occurrence of withdrawal liabilities could have an adverse effect on our results of operations.

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

Products that we sell could become subject to contamination, product tampering, mislabeling or other damage requiring us to recall our private label products. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury or death. Product liability claims may be asserted against us with respect to any of the products or pharmaceuticals we sell and we may be obligated to recall our private label products. A product liability judgment against us or a product recall could have a material adverse effect on our business, financial condition or results of operations.

We depend on our management team, and the loss of their services could have a material adverse effect on our business.

Our success depends to a large extent on the continued service of our executive management team. Departures by our executive officers could have a negative impact on our business, as we may not be able to find suitable management personnel to replace departing executives on a timely basis. We do not maintain key-man life insurance on any of our executive officers.

Continued volatility in insurance related expenses and the markets for insurance coverage could have a material adverse effect on us.

The costs of employee health, workers’ compensation, property and casualty, general liability, director and officer and other types of insurance could rise, while the amount and availability of coverage can decrease. These conditions are exacerbated by rising healthcare costs, legislative changes, economic conditions and the threat of terrorist attacks such as that which occurred on September 11, 2001. If our insurance-related costs increase significantly, or if we are unable to obtain adequate levels of insurance, our financial position and results of operations could be materially adversely affected.

Certain risks are inherent in providing pharmacy services, and our insurance may not be adequate to cover any claims against us.

Pharmacies are exposed to risks inherent in the packaging, dispensing and distribution of pharmaceuticals and other healthcare products. Although we maintain professional liability and errors and omissions liability insurance, the coverage limits under our insurance programs may not be adequate to protect us against future claims, and we may not have the ability to maintain this insurance on acceptable terms in the future, which could materially adversely affect our business.

We are subject to trends in the retail industry and changes in consumer preferences, and a failure to anticipate such changes or react to such changes in a timely manner may have a material adverse effect on our business.

Our success depends on our ability to respond to changing trends and shifting consumer demand. If we misjudge trends and are unable to adjust our product offerings in a timely manner, our sales may decline or fail to meet expectations and any excessive inventory may need to be sold at lower prices. For instance, over the past several years, our overall photofinishing business and sales of film have experienced significant declining sales as the industry as a whole experiences declines in the use of traditional technologies and as we have made the transition to digital photofinishing. We have placed self-serve kiosks in several of our store locations in an attempt to respond to the transition to digital photofinishing but our digital photofinishing business may not grow as expected. As a result, our business and prospects could suffer. Trends other than changes in product demand in the retail industry may also adversely affect our business. For example, changing demands for customer and ancillary services, developments in our loyalty card programs and other such trends may also affect the business.

Our operations are also impacted by consumer spending levels, which are affected by general economic conditions, consumer confidence, employment levels, availability of consumer credit and interest rates on that credit, consumer debt levels, cost of consumer staples, including food and energy, cost of other goods, adverse weather conditions and other factors over which we have little or no control.

The outcome of current and future litigations and other proceedings in which we are involved may have a material adverse effect on our results of operations and cash flow.

We are subject to various litigations and other proceedings in our business, which if determined unfavorably to us, could have a material adverse effect on our results of operations and cash flow. In addition, any of the current or possible future civil or criminal actions in which we may be involved could require significant management and financial resources, which could otherwise be devoted to the operation of our business.

For a more detailed discussion of these litigations and other proceedings, see “Item 3. Legal Proceedings” of our Annual Report on Form 10-K for the year ended December 27, 2008 and “Item 1. Legal Proceedings” of our Quarterly Report on Form 10-Q for the quarter ended March 28, 2009.